April 15, 2019

The Penn Mutual Life Insurance Company

Penn Mutual Variable Annuity Account III

600 Dresher Road

Horsham, Pennsylvania 19044

Re:    Registration File Nos. 002-77283; 811-03457

Ladies and Gentlemen:

        We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 50 to the Registration Statement on Form N-4 (File No. 002-77283; 811-03457) for Penn Mutual Variable Annuity Account III, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”). In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001